Exhibit 99.1

OCI Partners LP Reports 2017 Fourth Quarter Results and Announces $0.27

Quarterly Cash Distribution

Nederland, Texas, March 5, 2018 – OCI Partners LP, a Delaware limited partnership (“we” or the “Partnership”), announced its results for the three and twelve months ended December 31, 2017. The Partnership owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont.

Summary of Financial Results for the Three Months Ended December 31, 2017

•	Revenues increased 48% to $98 million compared to $66 million for the same period in 2016

•	Net income improved to $13 million from a net loss of $17 million for the same period in 2016

•	EBITDA increased 138% to $38 million compared to $16 million for the same period in 2016

•	EBITDA and net income (loss) margins were 39% and 13% respectively, compared to 24% and (26)%, respectively, during the same period in 2016

Summary of Financial Results for the Twelve Months Ended December 31, 2017

•	Revenues increased 33% to $343 million compared to $258 million in 2016

•	Net income improved to $24 million from a net loss of $51 million in 2016

•	EBITDA increased 115% to $127 million compared to $59 million in 2016

•	EBITDA and net income (loss) margins were 37% and 7% respectively, compared to 23% and (20)%, respectively, in 2016

Placing of New $455M Term Loan B

The Partnership previously announced on February 20, 2018 the pricing of a proposed $455 million term loan B facility (the “Term Loan B Facility”) and proposed $40 million revolving credit facility (the “Revolving Credit Facility”). The Term Loan B Facility is expected to be priced at LIBOR + 425 bps, mature in 2025, and include a leverage-based stepdown provision. The Revolving Credit Facility priced at LIBOR + 375 bps, with a maturity in 2020.

The Partnership intends to use the expected net proceeds of the Term Loan B Facility to repay in full its existing $232 million facility and to repay in full outstanding intercompany loans from OCI N.V. of $200 million.

The commitments in respect of the Term Loan B Facility and the Revolving Credit Facility and the terms and conditions thereof (including the applicable interest rates) remain subject to the execution of the definitive documentation. The closing of the Term Loan B Facility and Revolving Credit Facility is expected to occur in March 2018 and is subject to customary closing conditions.

Distributions

Based on the results of the three months ended December 31, 2017, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.27 per common unit, or approximately $23.5 million in the aggregate. The cash distribution will be paid on April 6, 2018 to unitholders of record at the close of business on March 23, 2018. The amount of any subsequent quarterly cash distributions will vary depending on our future earnings as well as our cash requirements for working capital, capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs.

Run-Rate Quarterly Distribution

Our distribution of $0.27 with respect to the three months ended December 31, 2017 reflects an average realized methanol price of $319 per metric ton, an average realized ammonia price of $246 per metric ton, and an average natural gas price of $3.00 per MMBtu.

To assist investors in making the linkage between these prices and potential future distributions, we provide below a sensitivity analysis assuming 95% on stream time with 99% capacity utilization:

•	A $0.50 per MMBtu change in annual average natural gas prices would result in an approximately $0.25 impact on annual distributions per common unit

•	A $10 per metric ton change in annual average methanol prices would result in an approximately $0.10 impact on annual distributions per common unit

•	A $10 per metric ton change in annual average ammonia prices would result in an approximately $0.04 impact on annual distributions per common unit

In addition to the impact of commodity prices, our distributions are subject to fluctuations in capacity utilization, working capital, capital expenditures, debt service and other contractual obligations, reserves for future operating or capital needs and other factors, including overall business, regulatory and financial considerations that may affect the availability of cash to distribute. Please see “Forward-Looking Statements” below.

We intend to review our run-rate quarterly distribution following the expected closing of the Term Loan B facility to reflect our capital structure and other factors.

Statement from President and Chief Executive Officer – Ahmed El-Hoshy

“I am very pleased that we continued our excellent safety track record throughout 2017 with no OSHA recordable or lost time incidents. I would like to thank all our employees for their continued support to maintaining a safe and healthy working environment, which, given the nature of our operations, is of the highest importance to us.

Our ammonia and methanol production units operated efficiently during the quarter and both experienced three days of downtime, resulting in capacity utilization rates of 102% and 97%, respectively.

Methanol prices increased compared to the same quarter last year and compared to the third quarter of 2017, benefiting from good demand from both the Methanol-to-Olefins (MTO) sector in China and global construction activity, as well as tight supply. Our average realized methanol price was $319 per metric ton in the fourth quarter, an increase of 24% from $257 per metric ton in the same quarter last year, and an increase of 7% from $299 per metric ton in the third quarter of 2017.

After reaching multi-year low levels in the third quarter of 2017, ammonia prices increased throughout the fourth quarter, driven by firming phosphate and urea end markets and several supply curtailments in key export hubs. Our average realized ammonia price was $246 per metric ton in the fourth quarter, up 24% from $199 per metric ton in the same quarter last year and up 33% from $185 per metric ton in the third quarter of 2017.

I am very pleased with our operational and financial performance during the quarter. EBITDA improved significantly compared to the same quarter last year, mainly due to comparatively higher sales volumes and higher realized methanol and ammonia prices during the quarter, slightly lower natural gas costs of on average $3.00 per MMBtu and our continued focus on cost management.

Looking forward to the first quarter of 2018, we expect our business to benefit from a recent increase in methanol and ammonia prices. The US weighted average methanol contract price continued to increase in 2018 from $393 per metric ton on average in the fourth quarter of 2017 to $490 per metric ton on average in the first quarter of 2018. The monthly Tampa CFR ammonia contract price increased from $345 per metric ton in December to $355 per metric ton in January, but has since then decreased to reach $305 per metric ton in March. On average, the Tampa CFR ammonia contract price has been at higher levels in the first quarter of 2018 than in the fourth quarter of 2017.

We also look forward to closing our recently announced new Term Loan B Facility and Revolving Credit Facility in the coming weeks, which will allow us to markedly reduce our debt service costs and increase maturities.”

	Volume Weighted Average Price of		Volume Weighted Average Price of
	Methanol and Ammonia		Natural Gas
	($ per metric ton)		($ per MMBtu)
	For Three-Months Ended December 31,		For Three-Months Ended December 31,
	2017	2016	2017	2016
Ammonia	246	199	3.00	3.10
Methanol	319	257

	Production		Capacity Utilization
	(in ‘000 tons)		Rate %
	For Three-Months Ended December 31,		For Three-Months Ended December 31,
	2017	2016	2017	2016
Ammonia	85	83	102%	99%
Methanol	222	203	97%	88%

	Volume Weighted Average Price of		Volume Weighted Average Price of
	Methanol and Ammonia		Natural Gas
	($ per metric ton)		($ per MMBtu)
	For Twelve-Months Ended December 31,		For Twelve-Months Ended December 31,
	2017	2016	2017	2016
Ammonia	240	258	3.13	2.57
Methanol	325	213

	Production		Capacity Utilization
	(in ‘000 tons)		Rate %
	For Twelve-Months Ended December 31,		For Twelve-Months Ended December 31,
	2017	2016	2017	2016
Ammonia	312	332	94%	100%
Methanol	822	823	90%	90%

Non-GAAP Financial Measure

EBITDA is defined as net income (loss) plus (i) interest expense and other financing costs, (ii) income tax expense and (iii) depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of our unaudited financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation because each company may define EBITDA differently.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

The tables below reconcile EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months and twelve months ended December 31, 2017 (dollars in thousands).

	Three-Months Ended December 31,
	2017	2016
Net income (loss)	$12,684	-17,353
Add:
Interest expense	5,803	16,226
Interest expense – related party	4,333	1,532
Income tax expense	214	217
Depreciation expense	15,249	15,297

EBITDA	$38,283	15,919

	Twelve-Months Ended December 31,
	2017	2016
Net income (loss)	$24,479	-50,553
Add:
Interest expense	22,857	45,096
Interest expense – related party	17,339	1,777
Income tax expense	875	806
Depreciation expense	61,045	61,441

EBITDA	$126,595	58,567

Conference Call with Management

The Partnership will hold a conference call on March 5, 2018, at 11:00 a.m. ET, during which the Partnership’s senior management will review the Partnership’s financial results for the fourth quarter ended December 31, 2017 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (816) 287-5664 and entering the conference code 9982806. A replay of the conference call will be made available until March 19, 2018 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 9982806.

About OCI Partners LP

OCI Partners LP (NYSE: OCIP) owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “could,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, the following: our business plans may change as the methanol and ammonia industry and markets warrant; the demand and sales prices for methanol, ammonia and their derivatives may decrease due to market, governmental and other factors; we may be unable to obtain economically priced natural gas and other feedstocks; we may be unable to successfully implement our business strategies, including the completion of significant capital programs; the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility); the timing and length of planned and unplanned downtime; the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters; and the risk that the proposed Term Loan B Credit Facility and/or Revolving Credit Facility does not occur when or as expected or at all, or that the pricing of the proposed Term Loan B Credit Facility and/or Revolving Credit Facility is different than the expected pricing, the Partnership’s intended use of proceeds from the proposed Term Loan B Credit Facility and/or borrowings under the Revolving Credit Facility. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 and in the Partnership’s other filings with the Securities and Exchange Commission, copies of which are available to be viewed or downloaded at www.ocipartnerslp.com by selecting “SEC Filings” on the “Financial Reporting” sub-tab found under the “Investor and Media Relations” tab, as well as on the SEC’s website at www.sec.gov. Interested investors may obtain a hard copy of the Partnership’s Annual Report on Form 10-K, including the Partnership’s financial statements, free of charge by selecting “Annual Report” on the “Financial Reporting” sub-tab found under the “Investor and Media Relations” tab. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Hans Zayed

Director of Investor Relations

Phone: +1 917-817-5159

hans.zayed@oci.nl